Exhibit 4.1
CONFORMED COPY
WESTWOOD ONE, INC.
SECOND AMENDMENT TO SECURITIES PURCHASE
AGREEMENT
THIS SECOND AMENDMENT TO SECURITIES PURCHASE AGREEMENT (this “Amendment”), is made and entered into as of March 30, 2010, by and among Westwood One, Inc., a Delaware corporation (the “Company”), and the financial institutions that hold the Notes (collectively, the “Noteholders”). Capitalized terms used and not defined herein have the respective meanings ascribed thereto in the Securities Purchase Agreement (defined below).
WITNESSETH:
WHEREAS, the Company and the Noteholders are parties to that certain Securities Purchase Agreement, dated as of April 23, 2009, as amended by that certain Waiver and First Amendment to Securities Purchase Agreement dated as of October 14, 2009 (as so amended and in effect on the date hereof, the “Existing Securities Purchase Agreement” and as in effect after giving effect to this Amendment, the “Securities Purchase Agreement”), pursuant to which the Company issued $117,500,000 of its 15% Senior Secured Notes due July 15, 2012 (the “Notes”);
WHEREAS, the Company is also party to a certain Credit Agreement, dated as of April 23, 2009 (as amended from time to time, the “Credit Agreement”) with Wells Fargo Capital Finance, LLC (formerly known as Wells Fargo Foothill, LLC), as the Arranger and Administrative Agent, and the other financial institutions or entities from time to time parties thereto (the “Banks”);
WHEREAS, the Company has requested that the Banks amend certain provisions of the Credit Agreement as more particularly provided in that certain Second Amendment to Credit Agreement (the “Second Bank Amendment”), dated as of March 30, 2010, by and between the Company and the Banks;
WHEREAS, the Company has requested that the Noteholders amend certain terms and provisions of the Existing Securities Purchase Agreement as more particularly provided herein; and
WHEREAS, subject to the satisfaction of the conditions set forth in Section 2 hereof, the Noteholders are willing to agree to amend such provisions of the Existing Securities Purchase Agreement on the terms set forth herein;
NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are hereby acknowledged, the Company and the Noteholders agree as follows:

1. Amendments. The Existing Securities Purchase Agreement is hereby amended as follows (the “Securities Purchase Agreement Amendments”):
(a) Section 9.1 of the Existing Securities Purchase Agreement is hereby amended by deleting the word “and” at the end of clause (vi) thereof and substituting in lieu thereof a comma, by deleting the period at the end thereof, inserting “; and” in lieu thereof and inserting a new clause (vii) to read as follows:
“(vii) the incurrence and repayment, retirement or redemption of obligations in respect of the Gores Subordinated Investment, and the consummation of any transactions relating thereto in accordance with this Agreement and the Gores Subordinated Investment Documentation (if any);”
(b) Section 9.3 of the Existing Securities Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“Section 9.3. Maintenance of Senior Debt Leverage Ratio. The Company will not permit the Senior Debt Leverage Ratio as of any date specified below to be greater than the ratio set forth opposite such date:

Date	Ratio
March 31, 2010	8.00 to 1.0
June 30, 2010	7.50 to 1.0
September 30, 2010	7.00 to 1.0
December 31, 2010	6.50 to 1.0
March 31, 2011	6.00 to 1.0
June 30, 2011	5.50 to 1.0
September 30, 2011	5.00 to 1.0
December 31, 2011	4.50 to 1.0
March 31, 2012	3.50 to 1.0
June 30, 2012	3.50 to 1.0”
(c) Section 9.4 of the Existing Securities Purchase Agreement is hereby amended by deleting the word “and” immediately following clause (e) thereof, by deleting the period at the end of clause (f) thereof, inserting “; and” in lieu thereof and inserting a new clause (g) to read as follows:
“(g) unsecured Debt consisting of the Gores Subordinated Investment.

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(d) Clause (c) of Section 10 (“Events of Default”) of the Existing Securities Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“(c) the Company defaults in the performance of or compliance with any term contained in (i) Sections 8.6, 8.8 or 9 hereof, (ii) Section 5 of the First Amendment; or (iii) Section 4 of the Second Amendment; or”
(e) Schedule B (“Defined Terms”) to the Existing Securities Purchase Agreement is hereby amended by adding the following new definitions in their appropriate alphabetical order:
"Gores Limited Guaranty” means that certain Limited Guaranty, dated as of March 30, 2010, by the Gores Parties in favor of the holders of the Notes, as amended, restated, supplemented or otherwise modified from time to time.
"Gores Subordinated Investment” means (a) the repayment obligations owing from the Company to the Gores Parties as a result of any payments made by the Gores Parties pursuant to the Gores Limited Guaranty, and (b) any subordinated loan or other subordinated debt investment or any equity investment made by the Gores Parties to or in the Company in order to fund any portion of the prepayment of the Notes required to be paid by the Company pursuant to Section 4 of the Second Amendment, in each case together with any capitalized interest or other return on such obligations, loan or other debt or equity investment, which subordinated loan or other debt or equity investment (together with such capitalized interest or other return) shall be upon fair and reasonable terms no less favorable to the Company than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate; provided that, with respect to each of clauses (a) and (b) above:
(i) the aggregate amount of the Gores Subordinated Investment shall not exceed the sum of (A) $10,000,000 (less any cash payments from time to time made thereon by the Company to the Gores Parties), plus (B) the aggregate amount of any capitalized interest or other return on any such obligations, loan or other debt or equity investment;
(ii) the final maturity date of any subordinated loan, promissory note or other evidence of indebtedness, or any mandatory redemption in respect of any such equity investment, made by, or issued to, the Gores Parties in connection with any Gores Subordinated Investment shall be no earlier than the earlier of January 15, 2013 or 180 days following the date on which all unpaid principal of and interest on the Notes and all other obligations and liabilities of the Company to the holders of the Notes under, and in respect of, the Securities Purchase Agreement and the Notes (other than contingent reimbursement and indemnification claims in respect of which no claim for payment has been asserted in writing by the Person claiming to hold such claim) have been repaid in full;

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(iii) in no event shall the Gores Subordinated Investment be secured by a Lien on any property of the Company or any Restricted Subsidiary;
(iv) no cash payments (whether pursuant to any redemption, retirement or any repayment or prepayment requirement or otherwise) in respect of any such Gores Subordinated Investment shall be made by the Company or any Restricted Subsidiary (or shall become due) prior to the earlier of January 15, 2013 or 180 days following the date on which all unpaid principal of and interest on the Notes and all other obligations and liabilities of the Company to the holders of the Notes under, and in respect of, the Securities Purchase Agreement and the Notes (other than contingent reimbursement and indemnification claims in respect of which no claim for payment has been asserted in writing by the Person claiming to hold such claim) have been repaid in full, except to the extent set forth in Section 4(b) of the Second Amendment;
(v) any such Gores Subordinated Investment shall be subordinated to Senior Debt (as defined in the Gores Subordination Agreement) to the same extent as Subordinated Debt (as defined in the Gores Subordination Agreement) is subordinated to Senior Debt as provided in the Gores Subordination Agreement (and such subordination shall be deemed to be for the benefit of, and enforceable by, the holders of the Notes), provided that the Gores Parties shall be entitled to receive payments from the Company or a Subsidiary thereof in respect of the Gores Subordinated Investment to the extent set forth in Section 4(b) of the Second Amendment; and
(vi) with respect to any Gores Subordinated Investment described in clause (b) above, the Gores Subordinated Investment Documentation shall specify that the proceeds of such Gores Subordinated Investment are earmarked for the prepayment of, and shall be used exclusively to prepay, the Notes in accordance with Section 4 of the Second Amendment (or, to the extent any such prepayment of the Notes was made prior to the date of such Gores Subordinated Investment, to replenish the funds used by the Company to make such prepayment).
“Gores Subordinated Investment Documentation” means any documents, instruments and agreements evidencing the Gores Subordinated Investment, so long as such documentation meets the requirements of the definition of “Gores Subordinated Investment.”
“Second Amendment” means that certain Second Amendment to Securities Purchase Agreement, dated as of March 30, 2010, by and among the Company and the New Noteholders parties thereto.

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“Second Amendment Effective Date” means the “Effective Date” as defined in the Second Amendment.
“Tax Refund” has the meaning set forth in Section 4 of the Second Amendment.
(f) The definition of “Consolidated EBITDA” set forth in Schedule B (“Defined Terms”) to the Existing Securities Purchase Agreement is hereby amended by inserting a new paragraph at the end thereof to read as follows:
“Notwithstanding the foregoing, (i) solely for purposes of calculating the Senior Debt Leverage Ratio for the fiscal quarters ending March 31, 2010, June 30, 2010 and September 30, 2010, Consolidated EBITDA for the four fiscal quarters ending on each such date shall be deemed to be increased by an amount not exceeding $1,652,000, (ii) to the extent that the Senior Leverage Amendment Fee (as defined in the Second Amendment) is deducted in the determination of Consolidated Net Income of the Company and its Restricted Subsidiaries for any period then Consolidated EBITDA for such period shall be deemed to be increased by the amount of such deduction resulting from the Senior Leverage Amendment Fee, and (iii) to the extent that the Leverage Amendment Fee (as defined in the Second Bank Amendment (as in effect on the date hereof)) is deducted in the determination of Consolidated Net Income of the Company and its Restricted Subsidiaries for any period then Consolidated EBITDA for such period shall be deemed to be increased by the amount of such deduction resulting from such Leverage Amendment Fee.”
(g) The following definitions set forth in Schedule B (“Defined Terms”) to the Existing Securities Purchase Agreement are hereby amended and restated in their entirety to read as follows:
“Financing Documents” means this Agreement, the Notes, the Amended and Restated Guarantee, the Gores Limited Guaranty, the Security Documents, the New Term Loan Subordination Agreement, the Gores Subordination Agreement and the Master Mutual Release Agreement, as each may be amended, restated or otherwise modified from time to time, and all other documents to be executed and/or delivered in favor of any holder of Notes, or all of them, by the Company, any of its Subsidiaries, or any other Person in connection with this Agreement.
“Restricted Payment” means
(a) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any

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Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment, except for any payment, repurchase, redemption or other distribution in respect of any Gores Subordinated Investment consisting of an equity investment by the Gores Parties in the Company to the extent set forth in the Gores Subordinated Investment Documentation evidencing such Gores Subordinated Investment and permitted by Section 4(b) of the Second Amendment; and
(b) any payment, repayment, redemption, retirement, repurchase or other acquisition, direct or indirect, by the Company or any Subsidiary of, on account of or in respect of, the principal of any Debt (including without limitation, the New Term Loan, and excluding, for the avoidance of doubt, the New Revolver) that is subordinated in right of payment to the Notes prior to the regularly scheduled maturity date thereof, except (i) in circumstances in which payment of the New Term Loan would not constitute an Event of Default under Section 10(g)(iii); (ii) the repayment of cash to Gores as contemplated by the last parenthetical expression in Section 9.5(j); and (iii) repayments of any Gores Subordinated Investment to the extent permitted by Section 4(b) of the Second Amendment;
provided, for the avoidance of doubt, the conversion of the Convertible Preferred Stock into common stock of the Company (as contemplated by the Equity Contribution Documents) shall not constitute a Restricted Payment.
2. Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Noteholders hereunder, it is understood and agreed that this Amendment shall not become effective, and the Company shall have no rights hereunder, until satisfaction of the condition set forth in the penultimate sentence of this Section 2 and until each Noteholder shall have received:
(a) a copy of this Amendment executed by the Company, the Subsidiary Guarantors and the Required Holders;
(b) a copy of the fully executed Second Bank Amendment in form and substance reasonably satisfactory to the Required Holders (a true, correct and complete copy of which is attached hereto as Annex 1);
(c) a copy of the fully executed Gores Limited Guaranty, executed by each of the Gores Parties in favor of the holders of the Notes, in substantially the form of Annex 2 hereto, together with an opinion of Weil, Gotshal & Manges LLP, special counsel to the Gores Parties, in the form of Annex 3 hereto;
(d) the representations and warranties set forth in Section 3 of this Amendment shall be true and correct as of the date hereof; and

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(e) payment of the reasonable fees, charges and disbursements of counsel to, and the financial advisor for, the Noteholders and incurred in connection with this Amendment (as set forth in invoices provided by Bingham McCutchen LLP and Conway, Del Genio, Gries & Co., LLC, respectively, to the Company on or prior to the date hereof).
In addition, all corporate and other proceedings in connection with the transactions contemplated by this Amendment and all documents and instruments incident to such transactions shall be reasonably satisfactory to the Required Holders and their special counsel (such satisfaction to be established by the execution and delivery of this Amendment by the Required Holders). The date on which all such conditions to the effectiveness of this Amendment have been met is referred to herein as the “Effective Date”.
3. Representations and Warranties. To induce the Noteholders to enter into this Amendment, the Company hereby represents and warrants to the Noteholders that:
(a) The execution and delivery by the Company of this Amendment, and the performance by the Company of this Amendment and the Securities Purchase Agreement (i) are within the Company’s power and authority; (ii) have been duly authorized by all necessary corporate action; (iii) are not in contravention of any provision of the Company’s certificate of incorporation or bylaws or other organizational documents; (iv) do not violate any law or regulation, or any order or decree of any Governmental Authority applicable to the Company or any Subsidiary; (v) except as set forth on Schedule 3(e) hereto, do not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary or any of their respective property is bound; (vi) do not result in the creation or imposition of any Lien upon any of the property of the Company or any of its Subsidiaries (except pursuant to the Security Documents); and (vii) except as set forth on Schedule 3(e) hereto and except for such consents or approvals as have already been obtained, do not require the consent or approval of any Governmental Authority or any other Person.
(b) This Amendment has been duly executed and delivered by the Company and this Amendment constitutes, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights and remedies in general or by general principles of equity.
(c) Except to the extent resulting from the failure, if any, of the Company to comply with the 5% Minimum Requirement (as defined below) in connection with the prepayment of the Notes required by Section 5(b) of the First Amendment, no Default or Event of Default has occurred and is continuing as of the date hereof and as of the Effective Date.

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(d) Other than payment of the reasonable fees, charges and disbursements of counsel to the Banks incurred in connection with the Second Bank Amendment and payment of the Leverage Amendment Fee (as defined in the Second Bank Amendment (as in effect on the date hereof)), no consideration has been paid or is payable by the Company to any other Person, in its capacity as lender and/or guarantor, as an inducement to the Company’s or such Person’s execution and delivery of the Second Bank Amendment.
(e) Except as set forth on Schedule 3(e) hereto, the representations and warranties of the Company and each other Obligor contained in the Securities Purchase Agreement and each of the other Financing Documents are true and correct as of the date hereof as if made on the date hereof (other than those which, by their terms, specifically are made as of certain dates prior to the date hereof, which are true and correct as of such dates).
4. Prepayment of Notes.
(a) On the earlier to occur of (i) the 5th Business Day following the receipt by the Company of aggregate proceeds from the Tax Refund of at least $10,000,000 and (ii) August 16, 2010, the Company shall make a prepayment of the Notes in an aggregate principal amount equal to $10,000,000 plus (A) the lesser of (x) the amount by which the proceeds of the Tax Refund received by the Company, as of such date, exceeds $10,000,000 and (y) $2,000,0000 plus (B) the amount by which the proceeds of the Tax Refund received by the Company, as of such date, exceeds $17,000,000 (it being agreed that in the case of a payment made on August 16, 2010, the portion thereof, if any, otherwise required to be paid under clauses (A) and (B) above shall only be required to be paid on such date to the extent the proceeds of the Tax Refund giving rise to such payment obligation were received by the Company no later than the 5th Business Day prior to such date).
(b) To the extent of any proceeds from the Tax Refund received by the Company that are not required to prepay the Notes in accordance with Section 4(a) above (including, without limitation, as a result of the receipt of all or any portion of the Tax Refund after August 16, 2010 and after the prepayment of the Notes in the principal amount of $10,000,000 contemplated by Section 4(a) has been paid), the Company shall, no later than the 5th Business Day following the receipt thereof (but, in any event, not before the prepayment required by Section 4(a) above), first, apply such amounts to repay, redeem or retire the Gores Subordinated Investment in an aggregate amount not exceeding the lesser of the aggregate amount of the Gores Subordinated Investment and $10,000,000, and second, to the extent of any proceeds of the Tax Refund in excess of $10,000,000 in the aggregate, apply (i) 100% of the first $2,000,000 of such excess, and (ii) 100% of the amount by which such excess is greater than $7,000,000, to prepay the Notes.

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(c) In connection with any partial prepayment of the Notes pursuant to Section 4(a) or 4(b) above that results in a prepayment of less than 5% of the aggregate principal amount of the Notes then outstanding, the Company shall request that each of the Noteholders waive the requirement under Section 7.3 of the Securities Purchase Agreement that any partial prepayment of the Notes be not less than 5% of the aggregate principal amount of the Notes then outstanding (the “5% Minimum Requirement”) solely with respect to any such prepayment under Section 4(a) or 4(b) above. In the event that the Company is unable to obtain such waiver from the Noteholders prior to the date any such partial prepayment is required, each of the undersigned Noteholders hereby waives any right it may have to take action under Section 11.1(b) or Section 11.2 with respect to any Default or Event of Default arising solely as a result of the failure of the Company to comply with the 5% Minimum Requirement in connection with any such prepayment under Section 4(a) or 4(b) above, so long as, if the Credit Agreement includes a cross default to the Securities Purchase Agreement at the time such prepayment is made, the Banks shall have similarly agreed not to take action with respect to any such cross default that exists under the Credit Agreement as a result of such prepayment. The waiver set forth in the preceding sentence is a limited waiver and shall not be deemed to constitute a waiver of any other Default or Event of Default or, except as specifically set forth in the preceding sentence, any future breach or violation of the Securities Purchase Agreement, any of the other Financing Documents or any document entered into in connection therewith. Except as expressly provided herein, the foregoing waiver shall not constitute (a) a modification or alteration of the terms, conditions or covenants of the Securities Purchase Agreement, any of the other Financing Documents or any document entered into in connection therewith, or (b) a waiver, release or limitation upon the exercise by the Noteholders of any of their rights, legal or equitable, hereunder or under the Securities Purchase Agreement, any Financing Document or any document entered into in connection therewith. Except as set forth above, each of the undersigned Noteholders reserves any and all rights and remedies which it has had, has or may have under the Securities Purchase Agreement, each Financing Document and any document entered into in connection therewith. Each of the undersigned Noteholders stipulates that the remedies at law of the Company in the event of any default or threatened default by such undersigned Noteholders in the performance of or compliance with the terms of this Section 4(c) solely with respect to its waiver of any right it may have to take action under Section 11.1(b) or Section 11.2 with respect to any Default or Event of Default arising solely as a result of the failure of the Company to comply with the 5% Minimum Requirement as provided above are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise. The foregoing notwithstanding, the Company does not concede that any payment made under Section 4(a) or Section 4(b) of this Amendment (including any partial prepayment of the Notes pursuant to Section 4(a) or 4(b) above that results in a prepayment of less than 5% of the aggregate principal

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amount of the Notes then outstanding) would constitute a breach of the 5% Minimum Requirement or otherwise entitle any Noteholders to assert the same. For the avoidance of doubt, the Company will make the prepayments required by Section4(a) and 4(b) regardless of whether or not the waiver referred to in this Section 4(c) is obtained.
(d) “Tax Refund” means the amount of federal income tax refund received in cash by the Company and its Subsidiaries after December 31, 2009 in respect of any tax year ending on or prior to such date, net of any state income tax liability of the Company and its Subsidiaries for the tax year ending on December 31, 2009 arising solely as a direct result of cancellation of indebtedness income attributable to the April, 2009 restructuring provided for in the Securities Purchase Agreement.
(e) The Company agrees that it will elect, to the extent not otherwise required by the Code or the United States Internal Revenue Service, to receive the entire Tax Refund in cash and will not elect to have any portion thereof applied to, or held in reserve for, future income tax or other liabilities.
5. Senior Leverage Amendment Fee. In the event that the Senior Debt Leverage Ratio is greater than 4.50 to 1.00 as of the last day of the fiscal quarter ending December 31, 2010, the Company shall pay to each holder of a Note a fee in an amount equal to 2.00% (200 basis points) of the outstanding principal amount of such Note held by such holder as of such date (the “Senior Leverage Amendment Fee”), which fee shall be fully earned on that date and shall be payable on the maturity date of the Notes or on such earlier date as the Notes shall have become due and payable in accordance with the terms of the Securities Purchase Agreement.
6. Effect of Amendment. Except as set forth expressly herein, all terms of the Existing Securities Purchase Agreement, as amended hereby, each other Financing Document and any document entered into in connection therewith, shall be and remain in full force and effect. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Noteholders under the Existing Securities Purchase Agreement, any other Financing Document or any other documents entered into in connection therewith, nor constitute a waiver of any provision of the Existing Securities Purchase Agreement, any other Financing Document or any other documents entered into in connection therewith. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment may refer to the Existing Securities Purchase Agreement without making specific reference to this Amendment, but nevertheless all such references shall include this Amendment unless the context otherwise requires.
7. Confirmation of Amended and Restated Guarantee. By executing this Amendment each of the Subsidiary Guarantors acknowledges and confirms that (a) the Amended and Restated Guarantee continues in full force and effect notwithstanding the Securities Purchase Agreement Amendments and (b) the indebtedness, liabilities and obligations of the Company under the Securities Purchase Agreement, each other

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Financing Document and this Amendment constitute indebtedness, liabilities and obligations guaranteed under the Amended and Restated Guarantee. Nothing in this Amendment extinguishes, novates or releases any right, claim, or entitlement of any of the Noteholders created by or contained in the Securities Purchase Agreement, the Notes or the Amended and Restated Guarantee nor is the Company or any Subsidiary Guarantor released from any covenant, warranty or obligation created by or contained herein or therein, except as such covenants and obligations are specifically amended by this Amendment.
8. Release.
(a) In consideration of the agreements of the Noteholders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and each Subsidiary Guarantor, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges the Noteholders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, financial advisors, employees, agents and other representatives (each Noteholder and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, either known or suspected, both at law and in equity, which the Company, any Subsidiary Guarantor or any of their successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with any of the Securities Purchase Agreement, any of the other Financing Documents or any other documents entered into in connection therewith or transactions thereunder or related thereto.
(b) Each of the Company and each Subsidiary Guarantor understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.
9. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

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10. No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Existing Securities Purchase Agreement or an accord and satisfaction in regard thereto.
11. Fees and Expenses. Whether or not the Securities Purchase Agreement Amendments become effective, the Company will, in accordance with Section 14.1 of the Existing Securities Purchase Agreement, promptly (and in any event within 30 days of receiving any statement or invoice therefor) pay all reasonable fees, expenses and costs of the Noteholders relating to this Amendment, including, without limitation, the reasonable fees and disbursements of the Noteholders’ special counsel, Bingham McCutchen LLP, and financial advisor, Conway, Del Genio, Gries & Co., LLC.
12. Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.
13. Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
14. Entire Understanding. This Amendment and the other Financing Documents set forth the entire understanding of the parties with respect to the matters set forth herein and therein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.
15. Headings. The headings of the sections of this Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Amendment.
16. Third Party Beneficiaries. Notwithstanding anything to the contrary contained herein or in any other Financing Document, each of the Gores Parties is expressly made an intended third party beneficiary of each provision hereof that affects or relates to the obligations of the Gores Parties under the Gores Limited Guaranty or the incurrence and repayment, retirement or redemption of obligations in respect of the Gores Subordinated Investment, and the consummation of any transactions relating thereto (including without limitation, Sections 1(a), 1(c), 1(e), 1(g) (to the extent relating to the exception in clause (a) of the definition of “Restricted Payment” or clause (b)(iii) of such definition), and 4 hereof); and this Section 16 and such provisions hereof may not be amended, modified or supplemented without the prior written consent of the Gores Parties.
[Signature Pages To Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY: WESTWOOD ONE, INC.
By:	/s/ Roderick M. Sherwood, III
	Name:	Roderick M. Sherwood, III
	Title:	President and CFO

SUBSIDIARY GUARANTORS: METRO NETWORKS COMMUNICATIONS, INC. METRO NETWORKS COMMUNICATIONS, LIMITED PARTNERSHIP
By:	METRO NETWORKS COMMUNICATIONS, INC., as General Partner

METRO NETWORKS, INC.
METRO NETWORKS SERVICES, INC.
SMARTROUTE SYSTEMS, INC.
WESTWOOD NATIONAL RADIO CORPORATION
WESTWOOD ONE PROPERTIES, INC.
WESTWOOD ONE RADIO, INC.
WESTWOOD ONE RADIO NETWORKS, INC.
WESTWOOD ONE STATIONS — NYC, INC.
TLAC, Inc.

[Signature page to Second Amendment to Securities Purchase Agreement]

By:	/s/ Roderick M. Sherwood, III
	Name:	Roderick M. Sherwood, III
	Title:	Authorized Signatory
[Signature page to Second Amendment to Securities Purchase Agreement]

The foregoing is hereby agreed to as of the date thereof.

GORES RADIO HOLDINGS, LLC
By:	The Gores Group, LLC, its Manager

By:	/s/ Steven G. Eisner
	Name:	Steven G. Eisner
	Title:	Vice President

NEW YORK LIFE INSURANCE COMPANY
By:	/s/ R. Edward Ferguson
	Name:	R. Edward Furguson
	Title:	Vice President

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
By:	New York Life Investment Management LLC, its Investment Manager

By:	/s/ R. Edward Ferguson
	Name:	R. Edward Furguson
	Title:	Managing Director

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION INSTITUTIONALLY OWNED LIFE INSURANCE SEPARATE ACCOUNT (BOLI 3)
By:	New York Life Investment Management LLC, its Investment Manager

By:	/s/ R. Edward Ferguson
	Name:	R. Edward Furguson
	Title:	Managing Director
[Signature page to Second Amendment to Securities Purchase Agreement]

MONUMENTAL LIFE INSURANCE COMPANY
By:	/s/ Bill Henricksen
	Name:	Bill Henricksen
	Title:	Vice President

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
By:	Babson Capital Management LLC as Investment Adviser

By:	/s/ Steven J. Katz
	Name:	Steven J. Katz
	Title:	Managing Director and Senior Counsel

C.M. LIFE INSURANCE COMPANY
By:	Babson Capital Management LLC as Investment Adviser

By:	/s/ Steven J. Katz
	Name:	Steven J. Katz
	Title:	Managing Director and Senior Counsel

MASSMUTUAL ASIA LIMITED
By:	Babson Capital Management LLC as Investment Adviser

By:	/s/ Steven J. Katz
	Name:	Steven J. Katz
	Title:	Managing Director and Senior Counsel
[Signature page to Second Amendment to Securities Purchase Agreement]

NATIONWIDE LIFE INSURANCE COMPANY NATIONWIDE MUTUAL INSURANCE COMPANY NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY NATIONWIDE LIFE INSURANCE COMPANY OF AMERICA SCOTTSDALE INSURANCE COMPANY
By:	/s/ Thomas Gleason
	Name:	Thomas Gleason
	Title:	Senior Investment Professional

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY
By:	Prudential Investment Management, Inc., as investment manager

By:	/s/ Paul H. Procyk
	Name:	Paul H. Procyk
	Title:	Vice President

AMERITAS LIFE INSURANCE CORP.
By:	Summit Investment Partners, as Agent

By:	/s/ Andrew S. White
	Name:	Andrew S. White
	Title:	Managing Director — Private Placements

ACACIA LIFE INSURANCE COMPANY
By:	Summit Investment Partners, as Agent

By:	/s/ Andrew S. White
	Name:	Andrew S. White
	Title:	Managing Director — Private Placements
[Signature page to Second Amendment to Securities Purchase Agreement]

JPMORGAN CHASE BANK, N.A.
By:	/s/ Neil R. Boylan
	Name:	Neil R. Boylan
	Title:	Managing Director

BANK OF AMERICA, N.A.
By:	/s/ F.A. Zagar
	Name:	Neil R. Boylan
	Title:	Senior Vice President

SUNTRUST BANK
By:	/s/ Kip Hurd
	Name:	Kip Hurd
	Title:	First Vice President

THE BANK OF NEW YORK MELLON
By:	/s/ Gordon B. Berger
	Name:	Gordon B. Berger
	Title:	Managing Director
[Signature page to Second Amendment to Securities Purchase Agreement]

UNION BANK, N.A.
By:	/s/ Daniel J. Isenberg
	Name:	Daniel J. Isenberg
	Title:	Vice President
[Signature page to Second Amendment to Securities Purchase Agreement]

BANK OF TOKYO-MITSUBISHI UFJ TRUST COMPANY
By:	/s/ David Noda
	Name:	David Noda
	Title:	Vice President and Manger
[Signature page to Second Amendment to Securities Purchase Agreement]

ANNEX 1
Second Bank Amendment
Refer to Exhibit 10.1

Annex 1-1

ANNEX 2
Gores Limited Guaranty
See Attached

Annex 2-1

CONFORMED COPY
LIMITED GUARANTY
LIMITED GUARANTY, dated as of March 30, 2010 (this “Agreement”), made by GORES CAPITAL PARTNERS II, L.P., a Delaware limited partnership, and GORES CO-INVEST PARTNERSHIP II, L.P., a Delaware limited partnership (collectively, the “Guarantors”), in favor of each of the holders of the Notes (as defined below) issued pursuant to the Securities Purchase Agreement (as defined below) (such holders from time to time being referred to as, the “Noteholders”).
WITNESSETH:
WHEREAS, Westwood One, Inc. (the “Company”) and the Noteholders are parties to that certain Securities Purchase Agreement, dated as of April 23, 2009, as amended by that certain Waiver and First Amendment to Securities Purchase Agreement dated as of October 14, 2009 (as so amended and as amended by the Second Amendment (as defined below) and as may be further amended, restated, supplemented or otherwise modified, the “Securities Purchase Agreement”), pursuant to which the Company issued $117,500,000 in aggregate principal amount of its 15.00% Senior Secured Notes due July 15, 2012 (the “Notes”);
WHEREAS, the Company has requested, and the Noteholders have agreed subject to the satisfaction of the conditions set forth therein, to amend certain terms and provisions of the Securities Purchase Agreement pursuant to the terms of that certain Second Amendment to Securities Purchase Agreement, dated as of March 30, 2010 (the “Second Amendment”), by and between the Company and the Noteholders;
WHEREAS, in order to induce the Noteholders to enter into the Second Amendment, the Guarantors have agreed to jointly and severally guarantee certain payment obligations of the Company to the Noteholders under the Second Amendment upon the terms and conditions, and subject to the limitations, set forth in this Agreement; and
WHEREAS, each Guarantor is an Affiliate of the Company and will derive substantial direct and indirect benefit from the transactions contemplated by the Second Amendment;
NOW, THEREFORE, in consideration of the premises and to induce the Noteholders to enter into the Second Amendment and to induce the Noteholders to agree to the transactions contemplated by the Second Amendment, the Guarantors hereby agree for the ratable benefit of the Noteholders, as follows:
SECTION 1. DEFINED TERMS.
(a) Unless otherwise defined herein, terms defined in the Securities Purchase Agreement and used herein shall have the meanings given to them in the Securities Purchase Agreement.
(b) As used herein, “Guaranteed Prepayment Obligations” means an aggregate principal amount of the Notes equal to $10,000,000, which is to be prepaid by the Company pursuant to Section 4(a) of the Second Amendment on or before August 16, 2010 by means of

Annex 2-2

the Company exercising its right to make an optional prepayment of the Notes pursuant to Section 7.3 of the Securities Purchase Agreement.
(c) As used herein, “Obligations” means the collective reference to the unpaid principal of and interest on the Notes and all other obligations and liabilities of the Company to the Noteholders (including, without limitation, (i) interest accruing at the rate per annum provided for in Section 7.1(c) of the Securities Purchase Agreement after the maturity of the Notes and (ii) interest accruing at the rate per annum provided for in Section 7.1(c) of the Securities Purchase Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, the Securities Purchase Agreement, the Notes or any other documents relating thereto, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Noteholders that are required to be paid by the Company pursuant to the terms of the Securities Purchase Agreement, this Agreement or any other document relating thereto).
(d) As used herein, the terms “Senior Debt”, “Subordinated Debt”, “Subordinated Document” and “Subordinating Party” have the respective meanings ascribed thereto in the Gores Subordination Agreement.
(e) The words “hereof” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and paragraph references are to this Agreement unless otherwise specified.
(f) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
SECTION 2. GUARANTEE.
(a) Subject to the provisions of Section 2(b), to the extent that the Company does not pay the Guaranteed Prepayment Obligations in full in cash on or prior to August 16, 2010, each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Noteholders, the prompt and complete payment and performance by the Company of the Guaranteed Prepayment Obligations (or such portion thereof not previously paid by the Company) in accordance with Section 9 hereof within one Business Day following written demand by the Required Holders. Notwithstanding any other provision hereof, if at the time demand for payment is made under this Agreement no Insolvency or Liquidation Proceeding (as defined in the Gores Subordination Agreement) has been initiated, the Guarantors may elect, within one Business Day following such date, to make a Gores Subordinated Investment in the Company in an amount equal to the amount required to be paid pursuant to this Section 2(a), rather than pay such amount directly to the Noteholders, and the receipt by the Noteholders from, or on behalf of, the Company of such amount on or before the Business Day following such

Annex 2-3

demand for payment shall be deemed to constitute payment by the Guarantors in full and final satisfaction of their obligations hereunder (subject to reinstatement pursuant to Section 8 hereof).
(b) Anything herein or in the Securities Purchase Agreement or Notes to the contrary notwithstanding, (i) the maximum aggregate liability of the Guarantors to the Noteholders hereunder shall in no event exceed the sum of (A) $10,000,000, plus (B) all fees and expenses payable pursuant to Section 2(c) hereof (it being understood that such liability shall only be discharged to the extent that the Noteholders actually receive such sum and no payment in respect of such sum is rescinded, restored or returned under the circumstances set forth in Section 8 hereof); and (ii) the maximum liability of each Guarantor shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors.
(c) Each Guarantor further agrees to pay any and all reasonable out of pocket expenses (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by any Noteholder in enforcing any rights with respect to, or collecting against, either Guarantor under this Agreement.
(d) Each Guarantor agrees that the aggregate amount of the Guaranteed Prepayment Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing this Agreement or affecting the rights and remedies of any Noteholder hereunder.
(e) Subject to Section 2(b) hereof, no payment or payments made by the Company, either of the Guarantors, any other guarantor or any other Person or received or collected by any Noteholder from the Company, either of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Prepayment Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of either Guarantor hereunder which shall, notwithstanding any such payment or payments, remain liable for the Guaranteed Prepayment Obligations until the Guaranteed Prepayment Obligations are paid in full; provided that, except as provided in Section 2(c), no Guarantor will be required to make any additional payments after the Guaranteed Prepayment Obligations have been paid in full in immediately available funds, except to the extent that any payment of any such amount is rescinded or required to be returned by any Noteholder pursuant to any bankruptcy or insolvency proceedings or otherwise, in which case this Agreement shall continue to be effective or be reinstated, as applicable, all as though such rescinded or returned payment had never been made.
SECTION 3. RIGHT OF CONTRIBUTION.
Each Guarantor hereby agrees that to the extent that the other Guarantor shall have paid more than its proportionate share of any payment made hereunder, such other Guarantor shall be entitled to seek and receive contribution from and against the Guarantor hereunder who has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 4 hereof. The provisions of this Section shall in no respect limit the obligations and liabilities of either Guarantor to the Noteholders, and each

Annex 2-4

Guarantor shall remain liable to the Noteholders for the full amount guaranteed by the Guarantors hereunder.
SECTION 4. NO SUBROGATION.
Notwithstanding any payment or payments made by either of the Guarantors hereunder or any set-off or application of funds of either of the Guarantors by any Noteholder, no Guarantor shall be entitled to be subrogated to any of the rights of any Noteholder against the Company, either Guarantor or any other guarantor or any guarantee or right of offset held by any Noteholder for the payment of the Guaranteed Prepayment Obligations, nor shall either Guarantor seek or be entitled to seek any contribution, reimbursement, restitution or reimbursement from the Company or any Subsidiary Guarantor in respect of payments made by such Guarantor hereunder (except as provided in Section 4(b) of the Second Amendment), until all amounts owing to the Noteholders by the Company on account of the Obligations are paid in full (other than contingent reimbursement and indemnification claims in respect of which no claim for payment has been asserted in writing by the Person claiming to hold such claim) and, except to the extent of payments permitted by Section 4(b) of the Second Amendment, will not prove any claim in competition with the Noteholders in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature. If any amount shall be paid to either Guarantor on account of such subrogation rights (it being expressly understood that payments permitted by Section 4(b) of the Second Amendment shall not constitute payments on account of such subrogation rights) at any time when all of the Obligations shall not have been paid in full (other than contingent reimbursement and indemnification claims in respect of which no claim for payment has been asserted in writing by the Person claiming to hold such claim), such amount shall be held by such Guarantor in trust for the Noteholders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Collateral Trustee for the benefit of the Noteholders in the exact form received by such Guarantor (duly endorsed by such Guarantor to the Collateral Trustee, if required), to be applied against amounts due under this Agreement, pro rata, based on the respective principal amount of the Notes held by the Noteholders. Each Guarantor hereby waives any benefit of and any right to participate in any collateral security which may be held by the Collateral Trustee or any Noteholder in respect of the Obligations.
SECTION 5. SUBORDINATION.
The payment of any amounts due to either Guarantor for indebtedness, or reimbursement or other obligations (including, without limitation, any Gores Subordinated Loans) owing by the Company or any Subsidiary arising from any payment such Guarantor makes in respect of the Guaranteed Prepayment Obligations pursuant to this Agreement (the “Gores Reimbursement Obligations”) shall be subordinated to Senior Debt to the same extent as Subordinated Debt is subordinated to Senior Debt as provided in the Gores Subordination Agreement and all provisions of the Gores Subordination Agreement shall apply to the Gores Reimbursement Obligations as if (a) such obligations were Subordinated Debt, (b) such Guarantor were a Subordinating Party and (c) this Agreement were a Subordinated Document, except that Section 7 of the Gores Subordination Agreement shall not apply to the Gores Reimbursement Obligations, except for the third sentence thereof (which shall be deemed to mean that a transferee of the Gores Reimbursement Obligations must become a party hereto); provided,

Annex 2-5

however, that either Guarantor may receive payments from the Company in respect of the Gores Reimbursement Obligations owed to such Guarantor which are made by the Company or any Subsidiary thereof in compliance with Section 4(b) of the Second Amendment.
SECTION 6. AMENDMENTS, ETC. WITH RESPECT TO THE OBLIGATIONS; WAIVER OF RIGHTS.
Each Guarantor shall remain obligated hereunder, subject to the restrictions in Section 2(b) hereof, notwithstanding that, without any reservation of rights against either Guarantor and without notice to or further assent by either Guarantor, any demand for payment of any of the Guaranteed Prepayment Obligations made by any Noteholder may be rescinded by such party and the Guaranteed Prepayment Obligations may be continued, and the Guaranteed Prepayment Obligations, or the liability of any other party upon or for any part thereof, or any guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Noteholder, and the Securities Purchase Agreement, the Notes and any other documents executed and delivered in connection therewith (other than any provision of the Second Amendment that affects or relates to the obligations of the Gores Parties under the Gores Limited Guaranty or the incurrence and repayment, retirement or redemption of obligations in respect of the Gores Subordinated Investment, and the consummation of any transactions relating thereto, including without limitation, Sections 1(a), 1(c), 1(e), 1(g) (to the extent relating to the exception in clause (a) of the definition of “Restricted Payment” set forth therein or clause (b)(iii) of such definition), 4 and 16 thereof) may be amended, modified, supplemented or terminated, in whole or in part, as the Required Holders may deem advisable from time to time, and any guarantee or right of offset at any time held by any Noteholder for the payment of the Guaranteed Prepayment Obligations may be sold, exchanged, waived, surrendered or released. When making any demand hereunder against either of the Guarantors, any Noteholder may, but shall be under no obligation to, make a similar demand on the Company or any other Guarantor or guarantor, and any failure by any Noteholder to make any such demand or to collect any payments from the Company or any such other Guarantor or guarantor or any release of the Company or such other Guarantor or guarantor shall not relieve the Guarantor in respect of which a demand or a collection is not made or the Guarantor not so released of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of any Noteholder against either of the Guarantors. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
SECTION 7. GUARANTEE ABSOLUTE AND UNCONDITIONAL.
(a) Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of the Guaranteed Prepayment Obligations and notice of or proof of reliance by any Noteholder upon this Agreement or acceptance of this Agreement; and the Noteholders’ decision to enter into the Second Amendment and to accept the Company’s prepayment obligations in respect of the Guaranteed Prepayment Obligations thereunder shall conclusively be deemed to have been made in reliance upon this Agreement. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Company or any other Guarantor or guarantor of the Guaranteed Prepayment Obligations with respect to the Guaranteed Prepayment Obligations. Each Guarantor understands and agrees that

Annex 2-6

this Agreement shall be construed, subject to Section 2(b) hereof, as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity, regularity or enforceability of the Securities Purchase Agreement, any Note, the Second Amendment, the Guaranteed Prepayment Obligations or any of the Obligations or any other guarantee or right of offset with respect thereto at any time or from time to time held by any Noteholder, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance in full of all obligations under this Agreement) which may at any time be available to or be asserted by the Company against any Noteholder, (iii) the bankruptcy of the Company or any other Person, or any inability for any reason of the Company to pay the Guaranteed Prepayment Obligations or (iv) any other circumstance whatsoever (other than payment and performance in full of all obligations under this Agreement) (with or without notice to or knowledge of the Company, or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Company for the Guaranteed Prepayment Obligations or any other Obligations, or of such Guarantor under this Agreement, in bankruptcy or in any other instance.
(b) This Agreement is a guaranty of payment and performance and not a guaranty of collection. When pursuing its rights and remedies hereunder against either Guarantor, any Noteholder may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Company or any other Person (including, without limitation, resorting or not resorting to any direct or indirect security for the Guaranteed Prepayment Obligations) or against any guarantee for the Obligations or any right of offset with respect thereto, and any failure by any Noteholder to pursue such other rights or remedies or to collect any payments from the Company or any such other Person or to realize upon any such guarantee or to exercise any such right of offset, or any release of the Company or any such other Person or any such guarantee or right of offset, shall not relieve such Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Noteholders against such Guarantor. This Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Guarantor and its successors and assigns, and shall inure to the benefit of the Noteholders, and their respective successors, indorsees, transferees and assigns, until the Guaranteed Prepayment Obligations, together with all fees and expenses payable pursuant to Section 2(c) hereof, shall have been satisfied by payment in full in cash, whereupon this Agreement shall automatically and immediately terminate, subject to reinstatement pursuant to Section 8 hereof.
SECTION 8. REINSTATEMENT
This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Prepayment Obligations is rescinded or must otherwise be restored or returned by any Noteholder upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or either Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company or either Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.
SECTION 9. PAYMENTS.

Annex 2-7

Each Guarantor hereby guarantees that payments hereunder will be paid to each Noteholder, ratably in accordance with the respective principal amount of Notes held by such Noteholder, without set-off or counterclaim in U.S. Dollars in accordance with the provisions of Section 13 of the Securities Purchase Agreement.
SECTION 10. REPRESENTATIONS AND WARRANTIES.
Each Guarantor hereby represents and warrants that:
(a) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign limited partnership and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, affairs, financial condition, assets or properties of the Guarantors taken as a whole. Each Guarantor has the organizational power and authority to execute and deliver this Agreement and to perform the provisions hereof;
(b) this Agreement has been duly authorized by all necessary limited partnership action on the part of such Guarantor, and this Agreement constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);
(c) the execution, delivery and performance by such Guarantor of this Agreement will not (a) contravene, result in any breach of, or constitute a default under, result in the creation of any Lien in respect of any property of such Guarantor under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, partnership agreement or by-laws, or any other material agreement or instrument to which such Guarantor is bound or by which such Guarantor or any of its properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to such Guarantor or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to such Guarantor; and
(d) no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by such Guarantor of this Agreement, other than any of the foregoing that have been obtained and are still in full force and effect.
SECTION 11. NOTICES.
All notices and communications provided for hereunder shall be in writing and sent (a) by facsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid) (b) by registered or certified mail with

Annex 2-8

return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:
(i) if to a Noteholder or such Noteholder’s nominee, to such Noteholder or such Noteholder’s nominee at the address specified for such communications in Schedule A to the Securities Purchase Agreement, or at such other address as such Noteholder or such Noteholder’s nominee shall have specified to the Company in writing,
(ii) if to the Guarantors, to 10877 Wilshire Boulevard, 18th Floor, Los Angeles, CA, 90024, or facsimile number (310) 209-3310, to the attention of General Counsel (with a copy, which shall not constitute notice, to Proskauer Rose LLP, 2049 Century Park East, Suite 3300, Los Angeles, CA, 90067, attention: Monica J. Shilling, facsimile number (213) 557-2193), or at such other address as either Guarantor shall have specified to the holder of each Note in writing.
Notices under this Section 11 will be deemed given (i) if sent by facsimile, on the date sent (ii) if by registered or certified mail, on the third Business Day following the date such mail is posted and (iii) if by recognized overnight delivery service, on the next day following the day such notice is deposited with such service.
SECTION 12. COUNTERPARTS.
This Agreement may be executed by the Guarantors on separate counterparts and by facsimile or other electronic means, and each of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the counterparts of this Agreement signed by each of the Guarantors shall be delivered to each Noteholder.
SECTION 13. SEVERABILITY.
Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 14. INTEGRATION.
This Agreement represents the agreement of the Guarantors with respect to the subject matter hereof and there are no promises or representations by any Noteholder relative to the subject matter hereof not reflected herein.
SECTION 15. AMENDMENTS IN WRITING; NO WAIVER; CUMULATIVE REMEDIES.
(a) Terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified by a written instrument executed by each Guarantor and the Required Holders.

Annex 2-9

(b) No Noteholder shall by any act (except by a written instrument pursuant to Section 15(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any Noteholder, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Noteholder of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Noteholder would otherwise have on any future occasion.
(c) The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
SECTION 16. SECTION HEADINGS.
The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
SECTION 17. SUCCESSORS AND ASSIGNS.
This Agreement shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Noteholders and their successors and assigns
SECTION 18. GOVERNING LAW.
This Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.
[Intentionally Left Blank — Signature Page Follows]

Annex 2-10

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first set forth above.

GUARANTORS: GORES CAPITAL PARTNERS II, L.P.
By:	GORES CAPITAL ADVISORS II, LLC, Its General Partner

By:	THE GORES GROUP, LLC, Its Manager

By:	/s/ Steven G. Eisner
	Name:	Steven G. Eisner
	Title:	Vice President

GORES CO-INVEST PARTNERSHIP II, L.P.
By:	GORES CAPITAL ADVISORS II, LLC, Its General Partner

By:	THE GORES GROUP, LLC, Its Manager

By:	/s/ Steven G. Eisner
	Name:	Steven G. Eisner
	Title:	Vice President

ANNEX 3
Opinion of Weil, Gotshal & Manges LLP
See Attached

Annex 2-1

Weil, Gotshal & Manges llp	BEIJING
100 FEDERAL STREET, FLOOR 34	BUDAPEST
BOSTON, MASSACHUSETTS 02110	DALLAS
(617) 772-8300	DUBAI
FAX: (617) 772-8333	FRANKFURT
HONG KONG
HOUSTON
LONDON
MIAMI
MUNICH
NEW YORK
PARIS
PRAGUE
PROVIDENCE
March 30, 2010	SHANGHAI
SILICON VALLEY
WARSAW
To each of the Noteholders of
Westwood One, Inc. as set forth on
Schedule I hereto
Ladies and Gentlemen:
We have acted as counsel to (i) Gores Capital Partners II, L.P., a Delaware limited partnership (the “Fund”), (ii) Gores Co-Invest Partnership II, L.P., a Delaware limited partnership (the “Co-Invest Fund”), and (iii) Gores Capital Advisors II, LLC, a Delaware limited liability company and general partner of each of the Fund and Co-Invest Fund (the “General Partner”), in connection with the authorization, execution and delivery of the Limited Guaranty dated March 30, 2010 (the “Guaranty”), pursuant to that certain Securities Purchase Agreement, dated as of April 23, 2009 (the “Securities Purchase Agreement”), as amended by that certain Waiver and First Amendment to Securities Purchase Agreement dated as of October 14, 2009 and the Second Amendment to Securities Purchase Agreement, dated as of March 30, 2010, between Westwood One, Inc. (the “Company”), a Delaware corporation and the Noteholders (as defined in the Guaranty, and set forth on Schedule I hereto). Capitalized terms defined (either directly or indirectly) in the Guaranty and used (but not otherwise defined) herein are used herein as so defined.
In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Guaranty and such records, agreements, documents and other instruments (including without limitation, governing documents of each of the Fund, the Co-Invest Fund and the General Partner), and such certificates or comparable documents of public officials and of officers and representatives of the Fund, the Co-Invest Fund and the General Partner, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

March 30, 2010

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Fund, the Co-Invest Fund and the General Partner. As used herein, “to our knowledge” and “of which we are aware” mean the conscious awareness of facts or other information by any lawyer in our firm actively involved in the transactions contemplated by the Guaranty.
Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:
1. Each of the Fund and the Co-Invest Fund is a limited partnership validly existing and in good standing under the laws of the State of Delaware and each has all requisite partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
2. The General Partner is a limited liability company validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
3. The Fund has all requisite partnership power and authority to execute and deliver the Guaranty and to perform its obligations thereunder. The execution, delivery and performance of the Guaranty by the Fund have been duly authorized by all necessary partnership action on the part of the Fund. The Guaranty has been duly and validly executed and delivered by the Fund and constitutes the legal, valid and binding obligation of the Fund, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
4. The Co-Invest Fund has all requisite partnership power and authority to execute and deliver the Guaranty and to perform its obligations thereunder. The execution, delivery and performance of the Guaranty by the Co-Invest Fund have been duly authorized by all necessary partnership action on the part of the Co-Invest Fund. The Guaranty has been duly and validly executed and delivered by the Co-Invest Fund and constitutes the legal, valid and binding obligation of the Co-Invest Fund, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency,

March 30, 2010

fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
5. The General Partner has all requisite limited liability company power and authority to execute and deliver the Guaranty on behalf of the Fund and the Co-Invest Fund, respectively. The execution and delivery of the Guaranty by the General Partner on behalf of the Fund and the Co-Invest Fund have been duly authorized by all necessary limited liability company action on part of the General Partner.
6. The execution and delivery by the Fund and the Co-Invest Fund of the Guaranty (and by the General Partner on behalf of the Fund and the Co-Invest Fund) and the performance by the Fund or the Co-Invest Fund of its obligations thereunder will not conflict with, constitute a default under or violate any of the terms, conditions or provisions of (a) the certificate of limited partnership or the Third Amended and Restated Agreement of Limited Partnership of the Fund, (b) the certificate of limited partnership or the Amended and Restated Agreement of Limited Partnership of the Co-Invest Fund, (c) the certificate of formation or the Amended and Restated Limited Liability Company Agreement of the General Partner, (d) any agreement evidencing indebtedness of the Fund or the Co-Invest Fund set forth on Exhibit A hereto, (e) any of the provisions of the Delaware Revised Uniform Limited Partnership Act or the Delaware Limited Liability Company Act, in each case as applied by courts located in Delaware, (f) New York state or federal law or regulation (other than federal and state securities or blue sky laws, as to which we express no opinion in this paragraph), or (g) any judgment, writ, injunction, decree, order or ruling of any court or governmental authority binding on the Fund, the Co-Invest Fund or the General Partner of which we are aware.
7. No consent, approval, waiver, license or authorization or other action by or filing with any New York state, Delaware state (solely with respect to the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act) or federal governmental authority is required in connection with the execution and delivery by the Fund and the Co-Invest Fund of the Guaranty (and by the General Partner on behalf of the Fund and the Co-Invest Fund), the consummation by the Fund and the Co-Invest Fund of the transactions contemplated thereby or the performance by the Fund and the Co-Invest Fund of its obligations thereunder, except for such actions or filings as may be required by federal and state securities or blue sky laws, as to which we express no opinion in this paragraph.
The opinions expressed herein are limited to the laws of the State of New York, the partnership and limited liability company laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

The opinions expressed herein are rendered solely for your benefit (and the benefit of your successors and assigns) in connection with the transactions described herein. Those opinions may not be used or relied upon by any other person, nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent; provided, that this opinion may be furnished (i) to the National Association of Insurance Commissioners or to any other state or federal governmental or regulatory authority having jurisdiction over any Noteholder, (ii) to your independent auditors and attorneys, and (iii) pursuant to any order or legal process of any court or other governmental authority.
Very truly yours,

EXHIBIT A
Amended and Restated Revolving Credit Agreement, dated February 16, 2010, among the Fund, the Co-Invest Fund, Gores Capital Partners III, L.P., Gores Co-Invest Partnership III, L.P. and Union Bank of California, N.A., as amended

SCHEDULE I
Bank of Tokyo — Mitsubishi UFJ Trust Company
First Commercial Bank, New York Agency
JPMorgan Chase Bank, N.A.
Bank of America, N.A.
Suntrust Bank
E.Sun Commercial Bank, Ltd., Los Angeles Branch
The Bank Of New York Mellon
Union Bank, N.A.
Security Life of Denver Insurance Company
ReliaStar Life Insurance Company
ING Life Insurance & Annuity Company
New York Life Insurance Company
New York Life Insurance & Annuity Corporation
New York Life Insurance & Annuity Corporation Institutionally Owned Life Insurance Separate Account
(BOLI3)
Allstate Life Insurance Company
Monumental Life Insurance Company
Massachusetts Mutual Life Insurance Company
C.M. Life Insurance Company
MassMutual Asia Limited
Nationwide Life Insurance Company
Nationwide Mutual Insurance Company
Nationwide Life and Annuity Insurance Company
Nationwide Life Insurance Company of America
Scottsdale Insurance Company
Hartford Fire Insurance Company
Prudential Retirement Insurance and Annuity Company
Acacia Life Insurance Company
Ameritas Life Insurance Corp.

Schedule 3(e)
Exceptions to Representations and Warranties
Pursuant to Section 4 of the Amendment of which this Schedule is a part and is incorporated by reference herein, the Company has agreed to prepay the Notes on the dates and in the amounts set forth in Section 4 thereof. To the extent any such prepayment does not equal or exceed the 5% Minimum Requirement (as defined in the Amendment), such prepayment, in the absence of a waiver by each Noteholder regarding such optional prepayment on or prior to the date of prepayment, could be deemed a conflict under the terms of the Securities Purchase Agreement solely as a result of the failure of the Company to comply with the 5% Minimum Requirement in connection with such prepayment. The Company’s representations and warranties are qualified in their entirety by reference to such conflict described in Section 4(c) of the Amendment. To the knowledge of the Company, the failure of the Company to comply with the 5% Minimum Requirement in connection with the prepayment of the Notes contemplated by Section 4 of the Amendment would not result in the breach of any representation or warranty contained in Section 4 of the Securities Purchase Agreement, except with respect to Section 4.6(a)(i) thereof to the extent that Section 4 of the Amendment is deemed to constitute a conflict with the 5% Minimum Requirement set forth in the Securities Purchase Agreement.

Schedule 3(e)-1